Exhibit 99.1

601 Poydras St., Suite 2400 New Orleans, LA 70130 NYSE: SPN (504) 587-7374 Fax: (504) 362-1818
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services, Inc. Reports Fourth Quarter and
Full Year 2009 Results
Fourth Quarter Core Earnings of $0.21 Per Diluted Share Before Charges and Project Cost Increases
New Orleans, LA — February 24, 2010 — Superior Energy Services, Inc. (NYSE: SPN) today announced a net loss of $114.6 million, or $1.46 per share on revenue of $264.6 million for the fourth quarter of 2009, as compared with net income of $83.3 million, or $1.06 per diluted share, on revenue of $491.8 million for the fourth quarter of 2008.
Excluding the previously announced special charges and the impact of the wreck removal project cost increases, for the fourth quarter of 2009, the Company had adjusted net income of $16.5 million, or $0.21 per diluted share, compared with net income of $88.5 million, or $1.13 per diluted share, for the fourth quarter of 2008.
For the year ended December 31, 2009, the Company’s net loss was $102.3 million, or $1.31 per share on revenue of $1,449.3 million as compared with net income of $351.5 million, or $4.33 per diluted share on revenue of $1,881.1 million for the year ended December 31, 2008.
Excluding special charges taken during the year and the impact of the wreck removal project cost increases, for the year ended December 31, 2009, the Company had adjusted net income of $112.9 million, or $1.44 per diluted share, as compared with adjusted net income of $325.0 million, or $4.00 per diluted share for the year ended December 31, 2008.
Terence Hall, Chairman and CEO of Superior, stated, “During 2009, we generated positive core earnings in a very challenging market environment, had operating cash flow of $276 million, expanded into new international markets and further positioned the Company to participate in subsea markets worldwide. Looking ahead, we’re excited about the additional opportunities we’ll have as a result of the Hallin Marine and Bullwinkle Field acquisitions. We expect to build momentum throughout the year as seasonal factors in the Gulf of Mexico improve and activity increases.”
Overview of Previously Announced Special Charges and Project Cost Increases in Fourth Quarter of 2009
The Company incurred a non-cash, pre-tax charge of $119.8 million, or $0.98 per share after tax, related to the impairment of domestic land well enhancement assets. The Company also incurred pre-tax charges of $15.9 million, or $0.13 per share after tax, in the aggregate for transaction-related expenses for the acquisition of Hallin Marine Subsea International plc, a write down of components from one of the Company’s 265-ft. class liftboats and a reduction of the net realizable value of accounts receivable as a result of continuing economic uncertainties in Venezuela.
The Company increased the estimated total cost to complete the wreck removal project, which negatively impacted the Company’s revenue and the associated pre-tax income by $68.7 million, or $0.56 per share after tax.
Two Segments Renamed
The Company has renamed two of its reporting segments to more accurately describe the markets and customers served by the businesses operating in each segment. The “Well Intervention Segment” will now be called the “Subsea and Well Enhancement Segment.” The “Rental Tools Segment” will now be called the “Drilling Products and Services Segment.”
Geographic Breakdown
For the fourth quarter of 2009, Gulf of Mexico revenue was approximately $104.5 million. Excluding the $68.7 million impact from cost adjustments to the wreck removal project, Gulf of Mexico revenue was $173.2 million, or 22% lower sequentially. Domestic land revenue was approximately $72.7 million, a sequential increase of 2%, and international revenue was approximately $87.4 million, a sequential decrease of 5%.
Subsea and Well Enhancement Segment
Fourth quarter revenue for the Subsea and Well Enhancement Segment was $145.8 million. Excluding the $68.7 million impact from cost adjustments to the wreck removal project, segment revenue was $214.5 million. Loss from operations was $176.6 million. Without the aforementioned charges that impacted this segment, income from operations would have been approximately $17.1 million as compared with $67.5 million in the fourth quarter of 2008 and $31.6 million in the third quarter of 2009. Sequentially, seasonal factors led to a decline in Gulf of Mexico activity across most product and service lines. In the domestic land market, revenue increased 2% sequentially due to increased demand for coiled tubing and cased hole wireline services. International revenue in this segment decreased 1% sequentially due to the suspension of an inspection, repair and maintenance project in Angola, which was partially offset by increased demand for well control services. As stated in the pre-earnings announcement, the Company estimates that the suspension of the Angola project reduced pre-tax income by approximately $4.0 million, or $0.03 per share after tax.

Drilling Products and Services Segment
Fourth quarter revenue for the Drilling Products and Services Segment was $97.6 million. Income from operations was $13.8 million, or 14% of segment revenue, as compared with $50.7 million, or 34% of segment revenue in the fourth quarter of 2008, and $17.9 million, or 18% of segment revenue in the third quarter of 2009. On a sequential basis, Gulf of Mexico revenue declined 4% due to decreased demand for specialty tubulars and accessories, while international revenue declined 5% due to decreased demand for accommodations. Revenue from domestic land markets increased 2% sequentially primarily as a result of increased rentals of accommodations and stabilization equipment.
Marine Segment
Marine Segment revenue was $21.2 million. Loss from operations was $2.9 million, as compared with income from operations of $13.1 million, or 35% of segment revenue in the fourth quarter of 2008, and compared with income from operations of $5.1 million, or 16% of segment revenue in the third quarter of 2009. As previously announced, the Company estimates that downtime associated with the removal of the Company’s two 265-ft. class liftboats — the Superior Influence and the Superior Respect — from the fleet in early November following Hurricane Ida reduced pre-tax income by $4.0 million, or $0.03 per share after tax. The Company anticipates that the Superior Influence will return to service during the second quarter of 2010 and that the Superior Respect will return to service during the third quarter of 2010.
Average daily revenue in the fourth quarter of 2009 was approximately $230,000, inclusive of subsistence revenue, as compared with approximately $415,000 per day in the fourth quarter of 2008 and approximately $340,000 in the third quarter of 2009. Average fleet utilization in the fourth quarter of 2009 was 45% as compared with 76% in the fourth quarter of 2008 and 62% in the third quarter of 2009. The Company sold four of its 145-ft. class liftboats during the fourth quarter.
Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended December 31, 2009
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization

145’-155’[1]	6	$4,782	17.1%

160’-175’	8	7,834	41.4%

200’	5	10,880	55.4%

230’-245’	3	25,551	62.3%

250’	2	32,337	100.0%

265’[2]	2	36,786	89.0%

[1]	Dayrates and utilization for 10 liftboats through November 23, 2009, and six liftboats for remainder of the quarter.

[2]	Dayrates and utilization through early November, before both liftboats were temporarily removed from fleet.

Conference Call Information
The Company will host a conference call at 11 a.m. Central Time on Thursday, February 25, 2010. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 480-629-9690. For those who cannot listen to the live call, a telephonic replay will be available through Thursday, March 4, 2010 and may be accessed by calling 303-590-3030 and using the pass code 4218211#. An archive of the webcast will be available after the call for a period of 60 days on http://www.superiorenergy.com.
Superior Energy Services, Inc. serves the drilling and production-related needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Twelve Months Ended December 31, 2009 and 2008
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
		As Adjusted		As Adjusted
		(Note 1)		(Note 1)

Oilfield service and rental revenues	$264,575	$491,796	$1,449,300	$1,826,052
Oil and gas revenues	—	—	—	55,072

Total revenues	264,575	491,796	1,449,300	1,881,124

Cost of oilfield services and rentals	188,627	235,469	824,034	885,308
Cost of oil and gas sales	—	—	—	12,986

Total cost of services, rentals and sales (exclusive of items shown separately below)	188,627	235,469	824,034	898,294

Depreciation, depletion, amortization and accretion	53,548	46,825	207,114	175,500
General and administrative expenses	70,399	78,173	259,093	282,584
Reduction in value of assets	119,844	—	212,527	—
Gain on sale of businesses	2,084	—	2,084	40,946

Income (loss) from operations	(165,759)	131,329	(51,384)	565,692

Other income (expense):
Interest expense, net	(12,081)	(12,821)	(49,409)	(47,686)
Earnings (losses) from equity-method investments, net	(1,269)	5,014	(22,600)	24,373
Reduction in value of equity-method investment	—	—	(36,486)	—

Income (loss) before income taxes	(179,109)	123,522	(159,879)	542,379

Income taxes	(64,479)	40,237	(57,556)	190,904

Net income (loss)	$(114,630)	$83,285	$(102,323)	$351,475

Basic earnings (loss) per share	$(1.46)	$1.07	$(1.31)	$4.39

Diluted earnings (loss) per share	$(1.46)	$1.06	$(1.31)	$4.33

Weighted average common shares used in computing earnings per share:
Basic	78,305	77,901	78,171	79,990

Diluted	78,305	78,406	78,171	81,213

Note 1
On January 1, 2009, we adopted the provisions of a new accounting standard which changed the accounting for the Company’s 1.5% senior exchangeable notes. The comparative Statements of Operations for the three and twelve months ended December 31, 2008 have been adjusted to comply with this stardard on a retrospective basis.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2009 AND DECEMBER 31, 2008
(in thousands)

	12/31/2009	12/31/2008
	(Unaudited)	As Adjusted
		(Note 1)
ASSETS

Current assets:
Cash and cash equivalents	$206,505	$44,853
Accounts receivable, net	337,151	360,357
Income taxes receivable	12,674	—
Prepaid expenses	20,209	18,041
Other current assets	287,024	208,739

Total current assets	863,563	631,990

Property, plant and equipment, net	1,058,976	1,114,941
Goodwill	482,480	477,860
Equity-method investments	60,677	122,308
Intangible and other long-term assets, net	50,969	143,046

Total assets	$2,516,665	$2,490,145

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$63,466	$87,207
Accrued expenses	133,602	152,536
Income taxes payable	—	20,861
Deferred income taxes	30,501	36,830
Current maturities of long-term debt	810	810

Total current liabilities	228,379	298,244

Deferred income taxes	209,053	246,824
Long-term debt, net	848,665	654,199
Other long-term liabilities	52,523	36,605

Total stockholders’ equity	1,178,045	1,254,273

Total liabilities and stockholders’ equity	$2,516,665	$2,490,145

Note 1
On January 1, 2009, we adopted the provisions of a new accounting standard which changed the accounting for the Company’s 1.5% senior exchangeable notes. The comparative Balance Sheet as of December 31, 2008 has been adjusted to comply with this standard on a retrospective basis.

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended December 31, 2009, September 30, 2009 and December 31, 2008
(Unaudited)
(in thousands)

	Three months ended
Revenue	December 31, 2009	September 30, 2009	December 31, 2008
Subsea and Well Enhancement	$145,822	$254,335	$304,417
Drilling Products and Services	97,567	100,832	149,239
Marine	21,186	31,288	38,140

Total Revenues	$264,575	$386,455	$491,796

Gross Profit (1)	December 31, 2009	September 30, 2009	December 31, 2008
Subsea and Well Enhancement	$2,946	$94,098	$134,073
Drilling Products and Services	65,314	64,621	102,533
Marine	7,688	12,062	19,721

Total Gross Profit	$75,948	$170,781	$256,327

Income (Loss) from Operations	December 31, 2009	September 30, 2009	December 31, 2008
Subsea and Well Enhancement (2)	$(176,585)	$31,563	$67,474
Drilling Products and Services	13,771	17,940	50,709
Marine	(2,945)	5,133	13,146

Total Income (Loss) from Operations	$(165,759)	$54,636	$131,329

(1)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.

(2)	Income from operations in the Subsea and Well Enhancement Segment for the three months ended December 31, 2009 includes a reduction in value of assets of $119.8 million, adjustments to the estimated total cost of the wreck removal project of $68.7 million and other special charges mentioned in the press release.

NON-GAAP RECONCILIATION
($ in thousands)
We report our financial results in conformity with U.S. generally accepted accounting principles (GAAP). However, the Company provides non-GAAP adjusted net income and non-GAAP adjusted earnings per share because those items are customarily excluded by analysts in published estimates and management believes, for purposes of comparability to financial performance in other periods and to evaluate the Company’s trends, that it is appropriate for these items to be excluded. Management uses adjusted net income and adjusted diluted earnings per share to evaluate the Company’s operational trends and historical performance on a consistent basis. The adjusted amounts are not measures of financial performance under GAAP.
A reconciliation of net income, the GAAP measure most directly comparable to non-GAAP adjusted earnings and non-GAAP adjusted earnings per share, is below. In making any comparisons to other companies, investors need to be aware that the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Investors should pay close attention to the specific definition being used and to the reconciliation between such measures and the corresponding GAAP measures provided by each company under applicable SEC rules. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, or superior to, the Company’s reported results prepared in accordance with GAAP.

	Three Months Ended
	December 31,
	2009	2008
Net income (loss) as reported	$(114,630)	$83,285
Pre-tax adjustments:
Reduction in value of assets	119,844	—
Impact of adjustment to estimated total cost of wreck removal project	68,678	—
Write-down of liftboat components	6,446	—
Expenses related to Hallin Marine acquisition	4,878	—
Reduction in net realizable value of Venezuelan accounts receivable	4,565	—
Losses from equity-method investment in Beryl Oil & Gas	—	12,760
Unrealized (earnings) losses from equity-method investment hedging contracts, excluding Beryl Oil & Gas	2,518	(15,411)
Discretionary contribution in connection with the adoption of the SERP	—	10,000
Other non-cash charges related to SPN Resources	—	333
Gain on sale of liftboats	(2,084)	—

Total pre-tax adjustments	204,845	7,682

Income tax effect of adjustments	(73,744)	(2,504)

Non-GAAP adjusted net income	$16,471	$88,463

Non-GAAP adjusted diluted earnings per share	$0.21	$1.13

Weighted average common shares used in computing diluted earnings per share	78,305	78,406

	Twelve Months Ended
	December 31,
	2009	2008
Net income (loss) as reported	$(102,323)	$351,475
Pre-tax adjustments:
Reduction in value of assets	212,527	—
Impact of adjustment to estimated total cost of wreck removal project	43,425	—
Reduction in value of equity-method investment in Beryl Oil & Gas	36,486	—
Losses from equity-method investment in Beryl Oil & Gas	14,009	9,920
Unrealized (earnings) losses from equity-method investment hedging contracts, excluding Beryl Oil & Gas	11,393	(14,920)
Other non-cash charges related to SPN Resources	4,641	333
Write-down of liftboat components	6,446	—
Expenses related to acquisitions and dispositions	4,878	4,517
Reduction in net realizable value of Venezuelan accounts receivable	4,565	—
Discretionary contribution in connection with the adoption of the SERP	—	10,000
Cessation of depreciation and depletion related to assets held for sale	—	(9,745)
Gain on sale of businesses	(2,084)	(40,946)

Total pre-tax adjustments	336,286	(40,841)

Income tax effect of adjustments	(121,063)	14,376

Non-GAAP adjusted net income	$112,900	$325,010

Non-GAAP adjusted diluted earnings per share	$1.44	$4.00

Weighted average common shares used in computing diluted earnings per share	78,171	81,213